Exhibit 4.19

Execution

From:	Enric Asunción

CC:	Juan Sagalés

To:	Generac Power Systems Inc.

December 13, 2023

This letter (the “Side Letter”) is issued in connection with the transaction agreed to as provided by that Subscription Agreement entered into on November 29, 2023 (the “Subscription Agreement”) by Wallbox N.V. (the “Company”) and Generac Power Systems, Inc. (“GPS”).

The undersigned Kariega Ventures, S.L. is a shareholder of the Company.

This letter relates to the Board of Directors that governs the Company and is being executed and delivered by the undersigned as a condition to the closing of the transactions contemplated by the Subscription Agreement.

Enric Asunción Escorsa is CEO of the Company and a shareholder through the company Kariega Ventures, S.L., which is a significant shareholder of the Company.

GPS will be represented on the Board of Directors of the Company and shall be entitled to appoint or nominate one appointee to such Board (the “GPS Appointee”). GPS has indicated that initially, and until it states otherwise, Mr. Paolo Campinoti will be its representative on the Board of Directors and will serve as the GPS Appointee, until such person’s successor is nominated and/or appointed by GPS.

So long as GPS owns (whether directly or through its affiliates) in the aggregate shares representing at least 3% of the outstanding share capital of the Company, it shall retain the right and authority to nominate and select the GPS Appointee (or his or her successor) to the Board of Directors of the Company.

In relation to the foregoing, I Enric Asunción Escorsa, irrevocably agree to take my best efforts on behalf of the Company and on behalf of the undersigned shareholder of the Company, and each other person or entity that owns shares in the Company through an entity of which I control, to support the appointment of the person that GPS puts forward as the GPS Appointee and to vote, nominate and otherwise elect such person as a director in the Board of Directors of the Company.

Enric Asunción Escorsa

Kariega Ventures, S.L.

/s/ Enric Asunción Escorsa

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